From:	EnviroStar, Inc. 290 NE 68 Street Miami, FL 33138 Michael Steiner (305) 754-4551 Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

EnviroStar, Inc. Reports First Quarter Results

Announces Special Dividend

Miami, FL – November 9, 2012 – EnviroStar, Inc. (NYSE MKT:EVI) today reported operating results for the first three months of fiscal 2013.

For the three month period ended September 30, 2012, revenues increased by 3.3% to $6,513,114 from $6,307,871 for the same period of last year. However, net earnings decreased by 35.1% to $151,839 or $.02 per share during the first quarter of fiscal 2013 compared to $233,498 or $.03 per share during the first quarter of fiscal 2012.

The Company also announced that its Board of Directors has declared a $.60 per share special dividend, payable on December 12, 2012 to shareholders of record on November 28, 2012.  For material special dividends, the rules of the New York Stock Exchange require the ex-dividend date to be one business day after the payment date.  Accordingly, the ex-dividend date has been set for December 13, 2012.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  “As expected, product mix impacted margins during the first quarter of fiscal 2013 causing a decrease in net earnings for the period, however, the Company has a substantial backlog scheduled for shipment during fiscal 2013, which should significantly improve the Company’s performance for the year. In addition, the positive cash flow over the last few years has enabled the Company to establish high levels of cash. As a result, the Board of Directors, taking into consideration present tax policies, has declared a special dividend in order to return value to our shareholders.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning these factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc.

	EnviroStar, Inc. (NYSE MKT: EVI)

	Three months ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)

Revenues	$6,513,114	$6,307,871

Earnings before income taxes	247,023	376,282
Provision for income taxes	95,184	142,784

Net earnings	$151,839	$233,498

Basic and diluted earnings per share	$0.02	$0.03

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732